                     SUBJECT TO COMPLETION NOVEMBER __, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS SUPPLEMENT
(To Prospectus dated _________, 1997)

                      BRADLEY OPERATING LIMITED PARTNERSHIP

                         $50,000,000 __% NOTES DUE 2004
                         $100,000,000 __% NOTES DUE 2007

        Bradley Operating Limited Partnership (the "Operating Partnership") will issue its____% Notes due 2004 (the "2004 Notes") and the ___% Notes due 2007 (the "2007 Notes" and, together with the 2004 Notes, the "Notes") offered hereby in aggregate principal amounts of $________ each. Interest on the Notes is payable semi-annually in arrears on __________ and __________, commencing _________, 1998. See "Description of Notes--Principal and Interest." The 2004 Notes will mature on _________, 2004 and the 2007 Notes will mature on ____________, 2007. The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date, and (ii) the Make-Whole Amount (as defined in "Description of the Notes--Optional Redemption"), if any. See "Description of Notes--Optional Redemption." The Notes are senior unsecured obligations of the Operating Partnership and will rank equally with all unsecured and unsubordinated indebtedness of the Operating Partnership. The Notes are not subject to any mandatory sinking fund. The Notes contain certain restrictions on the Operating Partnership's ability to incur additional indebtedness. See "Description of Notes."

        Each series of Notes will be represented by a single fully registered global note in book-entry form without coupons (each, a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of Notes--Book-Entry System." Settlement of the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. See "Description of Notes--Same-Day Settlement and Payment."


        SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE NOTES.


                      ------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
               AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                                                                  Underwriting Discounts        Proceeds to Operating
                                        Price to Public(1)          and Commissions(2)            Partnership(1)(3)
Per 2004 Note................                         %                         %                              %
Total   .....................                         %                         %                              %
Per 2007 Note................                         %                         %                              %
Total   .....................           $                          $                              $
==================================== ========================  =============================  =========================

(1)     Plus accrued interest, if any, from _____________, 1997.
(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3)     Before deducting expenses payable by the Company estimated at
        ___________.

        The Operating Partnership has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act. See "Underwriting."

                      ------------------------------------


        The Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made on or about ________ through the book-entry facilities of DTC, against payment therefor in immediately available funds.

                      ------------------------------------

                            PaineWebber Incorporated

                      ------------------------------------

            The date of this Prospectus Supplement is November , 1997

                      ------------------------------------


        IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          PROSPECTUS SUPPLEMENT SUMMARY

        The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference. As used herein, the term "Bradley Real Estate, Inc." refers also to its predecessor Bradley Real Estate Trust, and the term "Company" or "Bradley" as used herein refers to Bradley Real Estate, Inc. and its subsidiaries on a consolidated basis (including Bradley Operating Limited Partnership and its subsidiaries) or, where the context so requires, Bradley Real Estate, Inc. only. The term "Operating Partnership" as used herein means Bradley Operating Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Bradley Operating Limited Partnership only.

                            THE OPERATING PARTNERSHIP

        Bradley Operating Limited Partnership is the entity through which Bradley Real Estate, Inc., a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. As of September 30, 1997, the Operating Partnership owned, directly or indirectly, 44 properties (42 shopping centers and two office/retail properties) in 12 states, aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets. As a result, the Operating Partnership is one of the leading owners and operators of community and neighborhood shopping centers in this region. The portfolio of properties owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.0% of gross revenues. The majority of the properties have been constructed or renovated within the past five to eight years. As of the date of this Prospectus Supplement, the Operating Partnership's portfolio was approximately 93% occupied. (Properties owned by the Operating Partnership from time to time are hereinafter sometimes referred to individually as a "Property" and collectively referred to as the "Properties" or the "Portfolio.")

        The Operating Partnership's strategic objective is to be a leading owner of grocery-anchored, open-air community and neighborhood shopping centers in the upper Midwest, generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, in terms of square feet owned or managed. The Operating Partnership currently owns properties in seven states in this region. Through past experience as well as current research, the Operating Partnership believes that this region is economically strong and diverse and provides a favorable environment for the acquisition, ownership and operation of retail properties. The Operating Partnership evaluates prospects in both metropolitan statistical areas defined by the U.S. Census Bureau ("MSAs") and secondary markets within this region that offer opportunities for favorable investment returns and long-term cash flow growth.

        The Operating Partnership favors grocery-anchored centers because, based on its past experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than other shopping center properties such as those anchored by stores focusing on apparel or leisure items instead of food or necessity items. Grocery-anchored centers perform better through varied economic conditions because they are usually located close to residential areas, are convenience driven, promote repeat customer traffic and cross-shopping, and tend to be less affected by changing demographics. The Operating Partnership intends to grow by improving cash flows from existing Properties through innovative, proactive management and leasing that focuses on tenant satisfaction and retention, increases in rents and occupancy levels and the control of operating expenses. The Operating Partnership also intends to grow through the acquisition of additional grocery-anchored shopping centers located throughout its Midwest target market. The Operating Partnership believes it is well positioned to achieve these objectives given Bradley's 35 year operating history in the Midwest region of the country, its existing management infrastructure in several key Midwestern markets and its depth of management and management information systems.

        As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private entities regarding possible portfolio or individual asset acquisitions or business combinations. The Operating Partnership seeks to create an income stream diversity across its Midwest markets to achieve sustainable growth through varied economic conditions. Since January 1, 1997, the Company has acquired 14 shopping centers which meet its investment criteria and expects to complete additional acquisitions during the remainder of the year, although there can be no assurance that further acquisitions will be made within its target markets. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in its Midwest target market that are anchored by strong national, regional and independent grocery store chains.

        The Company currently owns an approximately 95% economic interest in and is the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the Operating Partnership are evidenced by units of partnership interest ("Units") with the interest of the general partner evidenced by general partner units ("GP Units"). The interests of persons who contributed direct or indirect interests in certain properties to the Operating Partnership are evidenced by limited partner units ("LP Units").

        The Operating Partnership is organized under the laws of the State of Delaware. Its offices are located at Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

                                 THE PROPERTIES

        Set forth below are summary descriptions of the Properties owned by the Operating Partnership as of September 30, 1997 and rental information for leases in effect as of September 30, 1997 or, for Properties acquired after September 30, 1997, as of the date of acquisition.

                                                    Gross
                                                  Leasable
                                       Year      Area (GLA)                     Annualized
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent
----------------                     --------    -----------   --------------   ----------
ILLINOIS
--------
Commons of Chicago Ridge               1996        309,000          93%         $2,837,116
and Annex
Commons of Crystal Lake(1)             1996        273,000           71          2,261,841
Crossroads Center                     1992(2)      242,000           97          1,382,014
Fairhills Shopping Center              1997        106,000           90            594,917
Heritage Square                        1996        212,000          100          2,609,091
High Point Centre                      1996        240,000           99          2,151,908
Parkway Pointe                         1997        39,000           100            463,101
Rivercrest Center                     1994(2)      458,000           99          3,585,615
Rollins Crossing                       1996       66,000(4)          82            489,939
Sangamon Center North                  1997        140,000           98          1,002,405
Sheridan Village                       1996        298,000           98          2,246,202
Westview Center                       1993(2)      328,000           72          2,121,997

INDIANA
-------
Martin's Bittersweet Plaza             1997        78,000            98            553,135
County Line Mall                       1997        261,000           94          1,598,100
Speedway SuperCenter                   1996        541,000           97          3,883,929
and Outlots
The Village(5)                         1996        356,000           86          1,651,191
Washington Lawndale Commons            1996        333,000           98          1,642,978

IOWA
----
Burlington Plaza West                  1997        88,000            94            573,685
Davenport Retail                       1997        63,000           100            604,355
Holiday Plaza                          1997        46,000            87            282,219
Parkwood Plaza                         1997        125,000           93          1,019,873
Spring Village                         1997        91,000           100            567,715
Warren Plaza                           1997        90,000           100            660,828

KANSAS
------
Santa Fe Square                        1996        134,000           94          1,100,219

KENTUCKY
--------
Stony Brook                           1996         136,000           98          1,384,869

MAINE
-----
Augusta Plaza(3)                      1971         152,000           89            573,851

MASSACHUSETTS
-------------
585 Boylston St.(5)                   1961          22,000           90            683,276

MINNESOTA
---------
Brookdale Square                      1996(2)      185,000           86          1,175,468
Burning Tree Plaza                    1993(2)      139,000           93          1,165,599
Har Mar Mall                          1992(2)      430,000           92          3,797,782
Hub West Shopping Center              1991(2)       78,000          100            839,271
Richfield Hub Shopping Center         1988(2)      138,000           98          1,262,477
Roseville Center                      1997          75,000           92            624,708
Sun Ray Shopping Center               1961(2)      258,000           82          1,615,111
Terrace Mall                          1993(2)      137,000           94            913,871
Westwind Plaza                        1994          88,000           92            891,860
White Bear Hills                      1993          73,000          100            592,781

MISSOURI
--------
Grandview Plaza                       1971(2)      316,000           78          2,127,323
Liberty Corners                       1997         121,000          100            720,941

NEW MEXICO
----------
St. Francis Plaza                     1995(2)       30,000          100            357,000

TENNESSEE
---------
Williamson Square (6)                 1996         335,000           94          2,109,757

WISCONSIN
---------
Madison Plaza                         1997         128,000          100            991,131
Mequon Pavilions                      1996         212,000           97          2,269,611

RETAIL/OFFICE BUILDING
----------------------
One North State                       1996         639,000           98          9,849,135


------------------------

1. The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to Venture.
2. Year the Property was acquired by the Company, which contributed the Property to the Operating Partnership in August 1997.
3.      This Property was subsequently sold on October 1, 1997.
4. The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by Kmart Corporation.
5.      This property is held for sale.
6. The Operating Partnership is the 60% general partner of a partnership owning this property, whose limited partner interests are owned by an unrelated investor.


                                  RISK FACTORS

         An investment in the Notes involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" in the accompanying Prospectus prior to any investment in the Operating Partnership.

                                  THE OFFERING

         All capitalized terms used herein and not defined herein have the meaning provided in the Indenture (as defined herein) or under "Description of Notes."

SECURITIES OFFERED..........................   $50,000,000 aggregate principal amount of the 2004 Notes and
                                               $100,000,000 aggregate principal amount of the 2007 Notes.

MATURITY....................................   November ___, 2004 with respect to the 2004 Notes, and November __,
                                               2007 with respect to the 2007 Notes.

INTEREST PAYMENT DATES......................   Semi-annually in arrears on ____________ and ___________,
                                               commencing ______________, 1998.

RANKING.....................................   The Notes will be senior unsecured obligations of the Operating
                                               Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness.  The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to indebtedness and other liabilities of the Operating Partnership's subsidiaries.  In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any general partner or limited partner of the Operating Partnership for the repayment of the Notes.

USE OF PROCEEDS.............................   The net proceeds from the sale of the Notes will be used primarily to prepay a $100 million mortgage note, any accrued but unpaid interest thereon, and a related prepayment penalty (estimated to be $3,815,000).
                                               See "The Operating Partnership--The REMIC Note and Other
                                               Indebtedness."  The remaining net proceeds will be used to reduce amounts outstanding under the Company's $150 million unsecured line of credit and for general business purposes.  As of September 30, 1997, there was $121,800,000 outstanding under the line of credit.  See "Use of Proceeds."

OPTIONAL REDEMPTION.........................   The Notes are redeemable at any time at the option of the Operating
                                               Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any.
                                               See "Description of Notes--Optional Redemption."

CERTAIN COVENANTS...........................   The Notes contain various covenants including the following:

                                              -Neither the Operating Partnership nor any Subsidiary (as hereinafter defined) may incur any Indebtedness (as hereinafter defined) if, after giving effect thereto, the aggregate principal amount of all outstanding
                                               Indebtedness of the Operating Partnership and its Subsidiaries on a
                                               consolidated basis is greater than 60% of the sum of (i) the Total Assets
                                               (as hereinafter defined) of the Operating Partnership and its Subsidiaries as of the end of the most recent calendar quarter and (ii) the purchase price of any real estate assets or mortgages receivable acquired by the
                                               Operating Partnership and its Subsidiaries since the end of the most recent calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or


                                               used to reduce Indebtedness), by the Operating Partnership or any
                                               Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional
                                               Indebtedness less (iii) the decrease, if any, in the Total Assets of the
                                               Operating Partnership and its Subsidiaries since the end of such quarter.

                                            -  Neither the Operating Partnership nor any Subsidiary may incur any
                                               Indebtedness secured by any mortgage or other lien upon any of the property of the Operating Partnership or any Subsidiary if, after giving effect thereto, the aggregate principal amount of all outstanding
                                               Indebtedness of the Operating Partnership and its Subsidiaries on a
                                               consolidated basis which is secured by any mortgage or other lien on the property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (i) the Total Assets of the Operating Partnership
                                               and its Subsidiaries as of the end of the most recent calendar quarter and
                                               (ii) the purchase price of any real estate assets or mortgages receivable acquired by the Operating Partnership and its Subsidiaries since the end of the most recent calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any
                                               Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional
                                               Indebtedness less (iii) the decrease, if any, in the Total Assets of the
                                               Operating Partnership and its Subsidiaries since the end of such quarter.

                                            -  The Operating Partnership and its Subsidiaries will maintain Total
                                               Unencumbered Assets (as hereinafter defined) of not less than 150%
                                               of the aggregate outstanding principal amount of the Unsecured
                                               Indebtedness (as hereinafter defined) of the Operating Partnership and its Subsidiaries on a consolidated basis.

                                            -  Neither the Operating Partnership nor any Subsidiary may incur any
                                               Indebtedness if, after giving effect thereto, the ratio of Consolidated
                                               Income Available for Debt Service (as hereinafter defined) to the
                                               Annual Service Charge (as hereinafter defined) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to certain assumptions.

                                               The foregoing covenants do not restrict the Operating Partnership from refinancing existing Indebtedness, provided that the outstanding principal amount of such Indebtedness is not increased. For a more complete description of the terms and definitions used in the foregoing limitations, see "Description of Notes--Certain Covenants."

                            THE OPERATING PARTNERSHIP

GENERAL

        Bradley Operating Limited Partnership is the entity through which Bradley Real Estate, Inc., a self-administered and self-managed REIT, conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Bradley Real Estate, Inc., has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company is the nation's oldest continuously qualified real estate investment trust. The Operating Partnership is an owner of grocery-anchored, open-air neighborhood and community shopping centers and is engaged in the business of acquiring, and actively managing and leasing such properties. At the date of this Prospectus, the Operating Partnership owned 44 properties in 12 states, aggregating approximately 8.6 million square feet of gross leasable area. The objective of the Operating Partnership is to be a leading owner of grocery-anchored, open-air shopping centers in the Midwestern region of the United States, in terms of square feet owned and managed.

        In March 1996, the Company completed the acquisition (the "Tucker Acquisition") of Tucker Properties Corporation ("Tucker"). The Tucker acquisition was consummated through the issuance by the Company of approximately
7.4 million shares of its common stock valued at $13.96 per share, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships; eight properties through Tucker Operating Limited Partnership ("TOP"), in which Tucker had a 95.9% general partnership interest, and six properties through Tucker Financing Partnership ("TFP"), a general partnership of which TOP owned 99% and a wholly-owned Tucker corporate subsidiary owned the remaining 1%. Upon the acquisition of Tucker, the Company succeeded to Tucker's interest in TOP, TFP and the wholly-owned Tucker corporate subsidiary, and the name "Bradley" was substituted for "Tucker" in each subsidiary and partnership. In August 1997, the Company contributed to the Operating Partnership its interests in the 18 properties that it had theretofore held directly. The Operating Partnership therefore succeeded Bradley as the entity through which the Company expects to expand its ownership and operation of properties primarily located in the Midwestern region of the country. In addition, in August 1997, Standard & Poor's Investment Services ("Standard & Poor's") assigned a corporate rating of "BBB-" to the Operating Partnership.

        As of the date of this Prospectus Supplement, the Operating Partnership owned, directly or indirectly, 44 Properties (42 shopping centers and two office/retail properties) in 12 states, aggregating over 8.6 million square feet of rentable space, substantially all of which are located in Midwest markets. Of the 44 properties owned by the Operating Partnership at September 30, 1997, 28 were grocery-anchored, open-air shopping centers located in the Midwestern region of the United States. As a result, the Operating Partnership is one of the leading owners and operators of community and neighborhood shopping centers in this region. The Portfolio owned by the Operating Partnership has approximately 1,000 tenants, with no single tenant accounting for more than 6.0% of gross revenues. The majority of the Properties have been constructed or renovated within the past five to eight years. As of the date of this Prospectus Supplement, the Operating Partnership's Portfolio was approximately 93% occupied.


        As part of its ongoing business, the Operating Partnership regularly evaluates, and engages in discussions with public and private real estate entities regarding possible portfolio or individual asset acquisitions or business combinations. The Operating Partnership is in the process of actively evaluating several properties and, accordingly, expects to complete additional acquisitions of retail properties during 1997, although no assurance can be given that any of these acquisitions will be consummated. The Operating Partnership currently has three properties under agreement, none of which individually or in the aggregate would have a material effect on the financial condition of the Operating Partnership. In evaluating potential acquisitions, the Operating Partnership focuses principally on community and neighborhood shopping centers in the upper Midwest--generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin --that are anchored by strong national, regional and independent grocery store chains. The Operating Partnership favors grocery-anchored shopping centers because, based on its experience and current research, such properties offer better prospects for sustainable cash flow growth over time due to their strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than other shopping center properties such as those anchored by stores focusing on apparel or leisure items instead of food or necessity items.

        The Company currently owns an approximately 95% economic interest in and is the sole general partner of the Operating Partnership. The board of directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company. Economic interests in the Operating Partnership are evidenced by Units with the interest of the general partner evidenced by GP Units.

        The Operating Partnership is a Delaware limited partnership and the Company is a Maryland corporation. The executive offices of both the Operating Partnership and the Company are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626 and their telephone number is (847) 272-9800.

BUSINESS OBJECTIVES AND STRATEGIES

        Philosophy: The Operating Partnership intends to be a leading owner of grocery-anchored open-air shopping centers in the Midwestern region of the United States in terms of square feet owned or managed. The Operating Partnership believes grocery-anchored open-air properties offer risk-adjusted returns that are superior to alternative retail formats. Grocery-anchored centers perform better through varied economic conditions because they are usually located close to residential areas, are convenience driven, promote repeat customer traffic and cross-shopping, and tend to be less affected by changing demographics. The Operating Partnership intends to grow by improving cash flows from existing Properties through innovative, proactive management and leasing that focuses on tenant satisfaction and retention, increases in rents and occupancy levels and the control of operating expenses. The Operating Partnership also intends to grow through the acquisition of additional grocery-anchored shopping centers located throughout its Midwest target market. The Operating Partnership believes it is well positioned to achieve these objectives given Bradley's 35 year operating history in the Midwest region of the country, its existing management infrastructure in several key Midwestern markets and its depth of management and management information systems.

        Management Structure: The Operating Partnership provides a full range of fully integrated real estate services with over 80 professionals involved in management, leasing, acquisition and financing of the Operating Partnership's 43 Properties. Senior management consists of seven individuals with an average of 18 years of real estate experience, ranging from 12 to 30 years in the business. The Operating Partnership maintains regional offices in Chicago, Minneapolis, St. Louis and Milwaukee, in order that as many Properties as practicable have a manager located within a one to two hour drive. The Operating Partnership believes that operational success is driven by its employees and seeks to provide a challenging and congenial work environment which offers personal and career growth to all employees. The finance, accounting and administrative functions for the Operating Partnership are handled by a central office staff located in the Northbrook, Illinois headquarters.

        Property Operations: The Asset Management Department operates the Portfolio with the objective of maximizing current cash flows while at the same time enhancing long-term value. The Properties are operated by 13 professional property managers, all of whom have or are working toward professional designations. Each property manager currently manages an average of 600,000 square feet in slightly over three Properties. Property managers all have comprehensive written goals focusing on the following objectives:

               Tenant Coverage and Retention: The satisfaction of existing tenants at the Properties is demonstrated by the Operating Partnership's historical renewal rate. The Operating Partnership believes that the maintenance of good relationships and communications is imperative to tenant retention. Managers meet with tenants on a regular basis, with such communication considered essential not only in the lease renewal process but also in identifying mutual needs and expectations while clarifying and resolving issues. In general, leases are renewed at market rates with standard escalation clauses. The property manager negotiates the renewal terms with tenants, in conjunction with the leasing agent assigned to the Property.

               Property Maintenance and Expense Control: Maintenance of the Portfolio is performed by both internal and third-party contract personnel. The Operating Partnership's construction and property management personnel ensure each Property is maintained in optimal condition while ensuring all opportunities to minimize operating costs are considered. These opportunities include property tax protestation, competitive bidding for third party services, conducting routine preventative maintenance and enforcing strict accounting and collection controls.

               Financial Performance: Revenues from the Portfolio are maximized by providing property managers and leasing agents with significant input in the setting of financial goals for each Property and enabling property managers and leasing agents to make decisions with respect to new and renewal leases. Property managers are also required to follow strict policies with respect to competitive bidding of contracts and the collection procedures to be followed at each Property, as well as aggressively to seek property tax reductions.

        Leasing: The Leasing Department is focused on attracting and retaining quality tenants on economically favorable terms, leveraging off established tenant relationships and capitalizing on the Operating Partnership's ability to offer multiple locations. Each leasing representative is responsible for, on average, 1.5 million square feet of retail space or approximately five to eight shopping centers. Leasing representatives are assigned specific Properties and are responsible for the following objectives:

               Creating an annual leasing plan including an analysis of the competition for each center which is an integral part of the annual budget.

               Managing all leasing activities including sourcing new tenants, negotiating lease parameters, lease analysis and closing lease transactions.

               Working with property managers on lease renewals.

               Monitoring and working with the construction department on tenant improvements in order to insure that all lease occupancy requirements are met.

               Establishing tenant and industry relationships.

        The Operating Partnership commits significant resources to market research efforts. Leasing representatives have access to demographic programs detailing existing and projected population, income and retail sales growth within a trade area, as well as the macro and micro economic data provided by the Research Department. In addition to this internal market data, leasing representatives are required to prepare a site specific market analysis for each Property, taking into consideration competitive centers, market rental rates, local tenant concentration, traffic patterns, and vacancies within competing centers.

        Acquisitions: The Operating Partnership focuses its efforts on the acquisition of grocery-anchored open-air neighborhood and community shopping centers in its Midwest target area. Acquisition efforts are focused on both MSAs and secondary markets in this area. The Operating Partnership seeks acquisitions in MSAs and secondary markets where it can establish a strong market presence by owning multiple properties. The Operating Partnership primarily seeks grocery-anchored open-air neighborhood and community shopping centers containing 60,000 to 200,000 square feet of rentable area and that have the following additional characteristics:

        Anchored by grocery stores that are operated by national or regional Midwest chains or by top-tier independent operators with leading positions in their trade areas.

        Contain service retailer tenants, such as banks, related financial service, brokerage, medical offices, auto service, restaurants, drug stores, video stores and florists.

        Have an appropriate balance of "small shop" space to the amount of anchor square footage.

        Have been sufficiently well-maintained so as not to have significant deferred maintenance costs.

        The Operating Partnership seeks to acquire properties that management believes are priced below replacement cost, are located in strong Midwestern MSAs or secondary markets, and that are capable of producing minimum acceptable threshold yields which management believes can be increased through the Operating Partnership's operating and leasing experience and in certain instances through strategic capital improvements. In conjunction with extensive internal research and product sourcing efforts, the Operating Partnership has established relationships with external brokers in a number of its markets, enabling it to diversify its search throughout its Midwestern target area.
Such relationships give the Operating Partnership broad geographic coverage while minimizing fixed general and administrative expenses.

        Research: The Research Department supports the overall strategic planning process as well as the Acquisition, Leasing and Asset Management Departments. The Operating Partnership maintains its own internal demographic, retailer and shopping center databases with the assistance and support of outside consultants. Research efforts are ongoing and focus on analyzing selected counties and MSAs throughout the Operating Partnership's target markets in the Midwest. The research process focuses on four major elements:

               Demographic and economic trends in the Operating Partnership's trade areas.

               Detailed databases on shopping center inventory and owners.

               Credit and operating information on the region's grocery operators, as well as other national, regional and local tenants.

               Supply and demand balances for retail space in the targeted markets' trade areas.

        Management Information Systems: The Operating Partnership has integrated property management information systems which include distributive processing features that make available next day information to field and corporate office personnel of data and transactions entered at each location. The system also includes a comprehensive lease database containing all relevant economic and compliance provisions contained in each lease. The system is designed with significant security, control and efficiency features and includes automated billings, daily updates of receivables and open payables, and operational reports for both leasing and property management personnel. Management of the Operating Partnership is committed to continued investment in information technology so that information systems will continue to be adequate to support the growth of the Operating Partnership.

CAPITAL STRUCTURE

        Management intends to finance the Operating Partnership's future growth through the maintenance of a flexible capital structure that management believes will allow the Operating Partnership to take advantage of acquisition and development opportunities while providing access to the public debt and equity capital markets on favorable terms. The Operating Partnership intends to maintain a strong financial position by: (i) maintaining a low level of leverage (i.e., a ratio of debt to total market capitalization of 50% or less), (ii) maintaining a large pool of unencumbered properties, (iii) managing its exposure to variable interest rates, and (iv) extending and staggering its debt maturities.

        Management believes the following indicators reflect the strong financial position of the Operating Partnership:

        - As of June 30, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Operating Partnership and its Subsidiaries had $471.3 million of Total Unencumbered Assets supporting Unsecured Debt of the Company and its Subsidiaries of $169.5 million. (See "Description of the Notes -- Certain Covenants" for definitions of these capital terms.)

        - As of June 30, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Operating Partnership and its Subsidiaries had a ratio of Debt to Adjusted total Assets of 35.8%, a ratio of Secured debt to Total Assets of 5.6%, a ratio of Total Unencumbered Assets to Unsecured Debt of 278.1%.

        - As of June 30, 1997, the Company's weighted average debt maturity was 3.1 years and, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company's weighted average debt maturity was 6.7 years.

PROPERTIES

        The following table and notes describe the Properties owned by the Operating Partnership as of the date of this Prospectus Supplement and rental information for leases in effect as of September 30, 1997 or, for Properties acquired after September 30, 1997, as of the date of acquisition.

                                                    Gross
                                                  Leasable                                        Annualized
                                       Year      Area (GLA)                     Annualized       Base Rent Per
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent         Leased SF
----------------                     --------    -----------   --------------    ---------         ---------

ILLINOIS
Commons of Chicago Ridge               1996        309,000          93%         $2,837,116         $   9.85
and Annex
Chicago Ridge, IL





Commons of Crystal Lake(2)             1996        273,000          71%          2,261,841            11.61
Crystal Lake, IL

Crossroads Center                      1992(3)     242,000          97%          1,382,014             5.85
Fairview Heights, IL

Fairhills Shopping Center              1997        106,000          90%            594,917             6.21
Springfield, IL

Heritage Square                        1996        212,000         100%          2,609,091            12.29
Naperville, IL


High Point Centre                      1996        240,000          99%          2,151,908             9.03
Lombard, IL



Parkway Pointe                         1997         39,000         100%            463,101            12.00
Springfield, IL

Rivercrest Center                      1994(3)     458,000          99%          3,585,615             7.87
Crestwood, IL







Rollins Crossing                       1996         66,000(5)       82%            489,939             9.08
Round Lake Beach, IL

Sangamon Center North                  1997        140,000          98%          1,002,405             7.31
Springfield, IL


                                                                                 Base
                                                                  Square     Lease/Option
Shopping Centers                       Major Tenants(1)            Feet     Expiration Date
----------------                       ----------------            ----     ---------------

ILLINOIS
Commons of Chicago Ridge              T.J. Maxx                    25,082       1998/2008
and Annex                             Marshalls                    27,000       1999/2014
Chicago Ridge, IL                     Office Depot                 27,680       2002/2012
                                      Cineplex Odeon               25,000       2008/2018
                                      Michaels Stores              17,550       1999/2004
                                      Pep Boys                     22,354       2015/2035
                                      JC Penney Home Store         55,000       2007/2022

Commons of Crystal Lake(2)            Jewel/Osco                   59,804       2007/2042
Crystal Lake, IL                      Venture (not owned)          81,338            2006

Crossroads Center                     Kmart (ground lease)         96,268       2001/2020
Fairview Heights, IL                  T.J. Maxx                    32,200       2006/2013

Fairhills Shopping Center             Jewel/Osco                   49,330       1998/2013
Springfield, IL

Heritage Square                       Montgomery Ward(9)          111,016       2013/2033
Naperville, IL                        Circuit City                 28,351       2009/2024
                                      Stroud's                     26,703       2003/2013

High Point Centre                     Cub Foods                    62,000       2008/2033
Lombard, IL                           T.J. Maxx                    25,200       1998/2013
                                      Office Depot                 36,416       2003/2013
                                      MacFrugal's                  17,040       2006/2021

Parkway Pointe                        Shoe Carnival                10,186       2004/2014
Springfield, IL                       Dress Barn                    8,200       2002/2017

Rivercrest Center                     Omni Foods                   87,937       2011/2031
Crestwood, IL                         Venture                      79,903       2011/2031
                                      Sears Roebuck and Co.        55,000       2001/2011
                                      T.J. Maxx                    34,425       2004/2019
                                      PETsMART                     31,639       2010/2030
                                      Best Buy                     25,000       2008/2023
                                      OfficeMax                    24,000       2007/2017
                                      Hollywood Park               15,000       2000/2005

Rollins Crossing                      Sears Hardware               21,083       2005/2020
Round Lake Beach, IL                  Super Kmart (not owned)     190,000            2033

Sangamon Center North                 Schnucks                     63,257       2016/2046
Springfield, IL                       U.S. Post Office             16,000       2005/2015

                                                    Gross
                                                  Leasable                                        Annualized
                                       Year      Area (GLA)                     Annualized       Base Rent Per
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent         Leased SF
----------------                     --------    -----------   --------------    ---------         ---------
Sheridan Village                       1996        298,000          98%         $2,246,202         $   7.75
Peoria, IL

Westview Center                        1993(3)     328,000          72%          2,121,997             9.01
Hanover Park, IL

INDIANA

Martin's Bittersweet Plaza             1997        78,000           98%            553,135             7.24
Mishawaka, IN

County Line Mall                       1997        261,000          94%          1,598,100             6.49
Indianapolis, IN


Speedway SuperCenter                   1996        541,000          97%          3,883,929             7.43
and Outlots
Speedway, IN






The Village(6)                         1996        356,000          86%          1,651,191             5.38
Gary, IN



Washington Lawndale Commons            1996        333,000          98%          1,642,978             5.05
Evansville, IN




IOWA

Burlington Plaza West                  1997        88,000           94%            573,685             6.94
Burlington, IA

Davenport Retail                       1997        63,000          100%            604,355             9.66
Davenport, IA


                                                                                Base
                                                                 Square     Lease/Option
Shopping Centers                      Major Tenants(1)            Feet     Expiration Date
----------------                      ----------------            ----     ---------------
Sheridan Village                     Bergner's Dept. Store       162,852       2006/2021
Peoria, IL                           Cohen's Furniture            16,600            2006

Westview Center                      Cub Foods                    67,163       2009/2029
Hanover Park, IL                     Marshalls                    34,302       2004/2019

INDIANA

Martin's Bittersweet Plaza           Martin's Supermarket         45,079       2012/2032
Mishawaka, IN                        Osco Drug                    16,000       2012/2032

County Line Mall                     Kroger                       52,337       2011/2041
Indianapolis, IN                     Office Max/Furniture Max     32,208       2004/2024
                                     Target                       99,321       2002/2027

Speedway SuperCenter                 Kohl's                       90,072       2004/2024
and Outlots                          Kroger                       59,515       2013/2043
Speedway, IN                         Sears Roebuck and Co.        30,825       2004/2024
                                     Old Navy                     15,000       2005/2010
                                     Kittles                      25,320       2000/2010
                                     PETsMART                     21,781       2002/2012
                                     Factory Card Outlet          16,675       2003/2013
                                     Lindo Super Spa              16,589            2000

The Village(6)                       JC Penney                    60,600       1999/2004
Gary, IN                             Goldblatt's                  55,000       2000/2005
                                     Post-Tribune Publishing      19,246            1999
                                     Indiana Employment           18,050            2000

Washington Lawndale Commons          Target                       83,110       2005/2025
Evansville, IN                       Sears Homelife               34,527       2003/2018
                                     Allied Sporting Goods        20,285       1997/2012
                                     Jo-Ann Fabrics               15,262       2003/2013
                                     Books-A-Million              20,515       2002/2008

IOWA

Burlington Plaza West                Festival Foods               52,468       2009/2039
Burlington, IA

Davenport Retail                     Staples                      24,153       2011/2026
Davenport, IA                        PETsMART                     26,280       2011/2036

                                                    Gross
                                                  Leasable                                        Annualized
                                       Year      Area (GLA)                     Annualized       Base Rent Per
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent         Leased SF
----------------                     --------    -----------   --------------    ---------         ---------
Holiday Plaza                          1997         46,000           87%         $  282,219         $   6.98
Cedar Falls, IA

Parkwood Plaza                         1997        125,000           93%          1,019,873             8.77
Urbandale, IA

Spring Village                         1997         91,000          100%            567,715             6.22
Davenport, IA

Warren Plaza                           1997         90,000          100%            660,828             7.33
Dubuque, IA

KANSAS

Santa Fe Square                        1996        134,000           94%          1,100,219             8.75
Olathe, KS

KENTUCKY

Stony Brook                            1996        136,000           98%          1,384,869            10.35
Louisville, KY

MAINE

Augusta Plaza(4)                       1971        152,000           89%            573,851             4.26
Augusta, ME

MASSACHUSETTS

585 Boylston St.(6)                    1961         22,000           90%            683,276            35.00
Boston, MA

MINNESOTA

Brookdale Square                       1996(3)     185,000           86%          1,175,468             7.34
Brooklyn, MN



Burning Tree Plaza                    1993(3)      139,000           93%          1,165,599             9.03
Duluth, MN


                                                                                Base
                                                                 Square     Lease/Option
Shopping Centers                      Major Tenants(1)            Feet     Expiration Date
----------------                      ----------------            ----     ---------------
Holiday Plaza                         West Music                    8,450       2002/2007
Cedar Falls, IA

Parkwood Plaza                        FoodSaver                    63,075       2008/2038
Urbandale, IA

Spring Village                        Eagle Foods                  45,763            2005
Davenport, IA

Warren Plaza                          Hy-Vee Supermarket           51,492            2013
Dubuque, IA

KANSAS

Santa Fe Square                       Schnucks                     55,820       2007/2027
Olathe, KS

KENTUCKY

Stony Brook                           Kroger                       79,625       2021/2046
Louisville, KY

MAINE

Augusta Plaza(4)                      Kmart                        85,808       1997/2012
Augusta, ME

MASSACHUSETTS

585 Boylston St.(6)                   CVS Pharmacy                  7,582       2001/2016
Boston, MA

MINNESOTA

Brookdale Square                      Circuit City                 36,391       2014/2034
Brooklyn, MN                          Office Depot                 30,395       2004/2014
                                      Drug Emporium                25,782       2000/2010
                                      United Artists               24,534       2002/2022

Burning Tree Plaza                    T.J. Maxx                    30,000       2004/2019
Duluth, MN                            Best Buy                     28,000       1999/2014
                                      Piece Goods Shops            17,682       1999/2004


                                                    Gross
                                                  Leasable                                        Annualized
                                       Year      Area (GLA)                     Annualized       Base Rent Per
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent         Leased SF
----------------                     --------    -----------   --------------    ---------         ---------
Har Mar Mall                          1992(3)      430,000          92%         $3,797,782         $   9.61
Roseville, MN






Hub West Shopping Center              1991(3)       78,000          100%            839,271            10.72
Richfield, MN

Richfield Hub Shopping Center         1988(3)      138,000           98%          1,262,477             9.35
Richfield, MN

Roseville Center                      1997          75,000           92%            624,708             9.14
Roseville, MN

Sun Ray Shopping Center               1961(3)      258,000           82%          1,615,111             7.67
St. Paul, MN




Terrace Mall                          1993(3)      137,000           94%            913,871             7.09
Robbinsdale, MN

Westwind Plaza                        1994(3)       88,000           92%            891,860            11.07
Minnetonka, MN

White Bear Hills                      1993(3)       73,000          100%            592,781             8.11
White Bear Lake, MN

MISSOURI

Grandview Plaza                       1971(3)      316,000           78%          2,127,323             8.61
Florissant, MO


Liberty Corners                       1997         121,000          100%            720,941             5.94
Liberty, MO

                                                                                 Base
                                                                  Square     Lease/Option
Shopping Centers                       Major Tenants(1)            Feet     Expiration Date
----------------                       ----------------            ----     ---------------
Har Mar Mall                          HomePlace                    54,489       2010/2026
Roseville, MN                         Barnes & Noble               44,856       2010/2025
                                      Marshalls                    34,858       1998/2013
                                      T.J. Maxx                    25,025       1998/2008
                                      General Cinema               22,252       2001/2021
                                      General Cinema               19,950       2000/2010
                                      Michaels Stores              17,907       2003/2018

Hub West Shopping Center              Rainbow Foods                50,817       2012/2022
Richfield, MN                         U.S. Swim & Fitness          26,185       2001/2003

Richfield Hub Shopping Center         Marshalls                    26,785       2003/2008
Richfield, MN                         Michaels Stores              24,235       1999/2014

Roseville Center                      Minnesota Fabrics            12,000            2004
Roseville, MN                         Snyder Drugs                  8,250            1998

Sun Ray Shopping Center               JC Penney                    40,451       1999/2009
St. Paul, MN                          Marshalls                    26,256       2005/2020
                                      T.J. Maxx                    23,955       2000/2005
                                      Petter's                     20,000            2007
                                      Michaels Stores              18,127       2004/2019

Terrace Mall                          Rainbow Foods                59,232       2013/2033
Robbinsdale, MN                       North Memorial               32,000       1999/2004

Westwind Plaza                        Northern Hydraulics          18,165       2002/2012
Minnetonka, MN

White Bear Hills                      Festival Foods               45,679       2011/2021
White Bear Lake, MN

MISSOURI

Grandview Plaza                       Home Quarters                84,611       2013/2033
Florissant, MO                        Schnucks                     68,025       2011/2026
                                      Walgreens                    15,984       2008/2043

Liberty Corners                       Price Chopper                56,000       2007/2027
Liberty, MO

                                                    Gross
                                                  Leasable                                        Annualized
                                       Year      Area (GLA)                     Annualized       Base Rent Per
Shopping Centers                     Acquired    Square Feet   Percent Leased    Base Rent         Leased SF
----------------                     --------    -----------   --------------    ---------         ---------
NEW MEXICO

St. Francis Plaza                      1995(3)      30,000         100%         $  357,000         $  11.98
Santa Fe, NM

TENNESSEE

Williamson Square (7)                  1996        335,000          90%          2,109,757             6.99
Franklin, TN


WISCONSIN

Madison Plaza                          1997        128,000         100%            991,131             7.77
Madison, WI

Mequon Pavilions                       1996        212,000          98%          2,269,611            10.90
Mequon, WI

RETAIL/OFFICE BUILDING

One North State                        1996        639,000          98%          9,849,135            15.72
Chicago, IL





                                                                                  Base
                                                                   Square     Lease/Option
Shopping Centers                        Major Tenants(1)            Feet     Expiration Date
----------------                        ----------------            ----     ---------------
NEW MEXICO

St. Francis Plaza                      Walgreens                    14,950       2013/2043
Santa Fe, NM                           Wild Oats                    14,850       2006/2066

TENNESSEE

Williamson Square (7)                  Wal-Mart                    117,493       2008/2038
Franklin, TN                           Kroger                       63,986       2008/2038
                                       Carmike Cinemas              29,000       2008/2018

WISCONSIN

Madison Plaza                          Supersaver                   73,309       2008/2033
Madison, WI

Mequon Pavilions                       Kohl's Food Emporium         45,697       2010/2050
Mequon, WI                             Furniture Clearance          19,900            1997

RETAIL/OFFICE BUILDING

One North State                        First Chicago               296,782            2003
Chicago, IL                            Arthur Andersen (8)         126,533            1998
                                       T.J. Maxx                    77,675       2001/2011
                                       Filene's Basement            50,000       2002/2012
                                       Int'l Academy of Design      44,000       2003/2008


------------------------

1. Major tenants are defined as tenants leasing 15,000 square feet or more of the rentable square footage, with the exception of Parkway Pointe, Holiday Plaza, Roseville Center and St. Francis Plaza. In some cases, the named tenant occupies the premises as a sublessee.

2. The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to Venture.

3. Year the Property was acquired by the Company, which contributed the Property to the Operating Partnership in August 1997.

4.      This Property was subsequently sold on October 1, 1997.

5. The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by Kmart Corporation.

6.      This property is held for sale.

7. The Operating Partnership is the 60% general partner of a partnership owning this property, whose limited partner interests are owned by an unrelated investor.

8. This tenant exercised its option on April 1, 1996, to terminate its lease, effective as of April 1, 1998, and has paid a $1.8 million cancellation fee. The tenant has substantially moved out of its space.

9. Montgomery Ward, which has sought protection under Chapter 11 of the bankruptcy code, has notified the Operating Partnership that it intends to close this store on or before December 31, 1997.

ONE NORTH STATE

        One North State was the only Property in the Portfolio at December 31, 1996, that represented 10% or more of the historic book value of the Portfolio at December 31, 1996, or accounted for 10% or more of the Portfolio's gross revenues in 1996. One North State is a mixed-use property located in the "Loop" area of downtown Chicago, Illinois. The Property aggregates approximately 640,000 square feet of GLA including approximately 159,000 square feet of retail space and was 98% leased as of September 30, 1997. Real estate taxes for this Property amounted to approximately $2,917,000 for the period March 15, 1996 through December 31, 1996. The retail portion of this Property is anchored by T.J. Maxx and Filene's Basement. The leases to T.J. Maxx and Filene's Basement provide current minimum annual rent of approximately $1,237,000 and $1,000,000, respectively. The office portion of this Property is leased primarily to First Chicago and Arthur Andersen. The leases to First Chicago and Arthur Andersen provide current minimum annual rent of approximately $3,942,000 and $1,518,000, respectively.

        The following tables set forth certain supplemental information with respect to One North State, and reflect Arthur Andersen's termination in 1996 of its lease effective April 1998, and the fact that its leased space was substantially unoccupied at December 31, 1996. See "Risk Factors--Risks of Decreased Rent from One North State Property."

a.      Percentage occupied at December 31 for the last five years:

                  1996                                                    78%
                  1995                                                    95%
                  1994                                                    95%
                  1993                                                    95%
                  1992                                                    89%

b. The average effective annual minimum rentals per square foot for 1996, 1995, and 1994 were as follows:

                  1996                                                 $15.18
                  1995                                                 $15.45
                  1994                                                 $16.34

c. Leases in effect at December 31, 1996, expiring over each of the next ten years, assuming no tenants exercise renewal options:

                                     No. of         Square             Minimum
                                     Leases          Feet            Annual Rent
                                     ------          ----            -----------
                  1997                  3              8,494       $      36,000
                  1998                  1            126,533           1,518,400
                  1999                  1              1,177              76,505
                  2000                  1              1,807             182,507
                  2001                  5             83,767           1,645,670
                  2002                  2             51,451           1,101,570
                  2003                  4            343,432           4,712,361
                  2004                  1              6,200             120,000
                  2005                  2              2,035             121,547
                  2006                  0                  0                   0


TENANT MIX AND LEASES

        As evidenced by the preceding list of Properties, the tenant mix of the Portfolio is diverse and well represented by supermarkets, drugstores and other consumer necessity or value-oriented retailers. Based on its past experience, the Operating Partnership believes that such tenants tend to be stable performers in both good and bad economic times. As of December 31, 1996, sixteen Properties were anchored by supermarkets, most of which are leading grocery chains in their respective markets. No tenant included in the Portfolio on December 31, 1996 accounted for as much as 10% of the gross revenues of the Portfolio in 1996.

        The terms of the outstanding retail leases at the Properties vary from tenancies at will to 50 years. Major tenant leases are typically for 10 to 25 years, with one or more extension options available to the lessee upon expiration of the initial lease. By contrast, smaller shop leases are typically negotiated for three to five year terms. The longer term of the major tenant leases serves to protect the Operating Partnership against significant vacancies and to assure the presence of strong tenants who draw consumers to the Properties. The shorter term of the smaller shop leases allows the Operating Partnership to adjust rental rates for non-major store space on a regular basis and upgrade the overall tenant mix.

        Leases to major tenants tend to provide lower minimum rents per square foot than smaller shop leases. For example, although the Properties in the Portfolio at the present time are not identical, major tenant leases for Properties owned by the Company or the Operating Partnership at December 31, 1996, provided an average annual minimum rent of $6.53 per square foot, compared with non-major tenant leases which provided an average annual minimum rent of $10.51. In general, the Operating Partnership believes that minimum rental rates for major tenant leases entered into several years ago are below current market rates, while recent major tenant leases and most other leases provide for minimum rental rates that more closely reflect current market rates. The payment by tenants of minimum rents that are below current market rates is offset in part by payment of percentage rents.

        Annual minimum future rentals to be received under non-cancelable operating leases in effect at December 31, 1996, for the Properties included in the Portfolio at December 31, 1996 (excluding properties held for sale), and the number of leases that will expire, the square feet covered by such leases and the minimum annual rent in the year of expiration under such expiring leases for the next ten years are as follows:

                                                                  Leases Expiring
                                                  ---------------------------------------------
           Year Ending           Minimum           Number                             Minimum
           December 31        Future Rents        of Leases       Square Feet      Future Rents
           -----------        ------------        ---------       -----------      ------------
              1997            $   56,997,000         107            312,851        $   3,310,512
              1998                52,024,000         114            565,892            5,640,188
              1999                48,267,000         130            697,434            5,436,589
              2000                43,829,000         104            518,155            4,762,942
              2001                38,747,000          90            612,005            5,800,715
              2002                32,273,000          40            352,282            3,857,982
              2003                28,886,000          30            601,037            6,862,889
              2004                22,699,000          22            357,283            2,345,931
              2005                19,792,000          39            334,033            2,630,149
              2006                16,910,000          29            441,153            2,712,121

THE REMIC NOTE AND OTHER INDEBTEDNESS

        The title to six of the Properties acquired from Tucker described in the preceding list of Properties--Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway Super Center (excluding outlets), Washington Lawndale Commons and One North State--is held by a general partnership of which the Operating Partnership and a wholly-owned subsidiary of the Company are respectively 99% and 1% partners. The partnership is obligated under a $100 million mortgage note maturing in September 2000 secured by such six properties that was issued to a trust qualifying as a real estate mortgage investment conduit for federal income tax purposes (the "REMIC Note"). The REMIC Note matures in one balloon payment in September 2000 and bears interest at a fixed-rate of 7.3% per annum, with monthly interest-only payments required. Pursuant to the terms of the REMIC Indenture governing the REMIC Note, prior to October 1997 principal payments on the REMIC Note could not be made and the properties collateralizing the REMIC Note could not be sold. On October 24, 1997, the Operating Partnership gave the REMIC Trustee notice of its intent to repay the REMIC Note on November 26, 1997. Concurrently with the delivery of such notice, the Operating

Partnership entered into a standby commitment with First National Bank of Chicago for a $105 million line of credit, which the Operating Partnership may use to prepay the REMIC Note on November 26, 1997 in the event that the sale of the Notes offered hereby has not been consummated by such date. The Operating Partnership intends to use the proceeds from the sale of the Notes offered hereby to prepay the entire $100 million principal amount of the REMIC Note and any accrued but unpaid interest thereon. See "Use of Proceeds." As a result of such prepayment, the Operating Partnership also will incur a significant prepayment penalty equal to the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. The amount of such prepayment is currently estimated at $3,815,000. In anticipation of issuing the Notes to refinance the REMIC Note, the Operating Partnership entered into two forward Treasury Note purchase agreements with third parties in order partially to hedge the interest rate.

        The Operating Partnership believes that, even with the prepayment penalty, refinancing the REMIC Note with debt at the lower interest rates currently available will economically benefit the Operating Partnership more than keeping the REMIC Note outstanding until its stated maturity in September 2000, at which point interest rates may be substantially higher.

        The Operating Partnership and the Company are also parties to a $150 million unsecured revolving line of credit with BankBoston, N.A. and other bank lenders. The line of credit, which matures in March 1999, is available for the acquisition, development, renovation and expansion of existing and new properties and for working capital purposes. As a result of the investment grade rating assigned to the Operating Partnership by Standard & Poor's, in August, the interest rate on outstanding borrowings under the line of credit was lowered from 1.5% to 1.375% over the London InterBank Offer Rate ("LIBOR") in effect from time to time. The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Company and the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. Management believes that such covenants will not adversely affect the business or the operation of its properties. In addition, the lenders may accelerate the maturity of the line of credit in the event that the Operating Partnership fails to pay at maturity or to perform any other material obligation under any other indebtedness amounting to greater than $10 million.

        Five other properties of the Operating Partnership secure an aggregate of approximately $28.6 million of additional mortgage debt, of which approximately $10.2 million matures in September 1998, $3.7 million matures in 2003, $12.8 million matures in August 2005 and $1.9 million matures in December 2008. Total debt outstanding as of June 30, 1997 amounted to $193,268,000, of which $128,868,000 was secured by various of the Properties. As of June 30, 1997, approximately 42% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 34% were encumbered specifically by the REMIC Note.

        The Operating Partnership may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Operating Partnership has designated these derivative financial instruments as hedges and applies deferral accounting, as the instrument to be hedged exposes the Operating Partnership to interest rate risk and the derivative financial instrument reduces that exposure. Gains and losses related to the derivative financial instrument are deferred and amortized over the terms of the hedged instrument. If a derivative terminates or is sold, the gain or loss is deferred and amortized over the remaining life of the derivative. Derivatives that do not satisfy the criteria above are carried at market value, and any changes in market value are recognized in other income. As of the date of this Prospectus Supplement, the Operating Partnership has only entered into derivative transactions that satisfy the aforementioned criteria.

                                 USE OF PROCEEDS

        The net proceeds to the Operating Partnerships from the sale of the Notes offered hereby, after deducting the underwriting discount and estimated expenses, are estimated to be $145,135,000. The Operating Partnership intends to use the net proceeds primarily to prepay the $100 million principal amount of the REMIC Note, any accrued but unpaid interest thereon, and a related prepayment penalty (estimated to be $3,815,000). The REMIC Note matures in one balloon payment in September 2000 and bears interest at a fixed-rate of 7.3% per annum, with monthly interest-only payments required. In addition, the REMIC Note is collateralized by first mortgage liens on six of the Properties (Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway Super Center, Washington Lawndale Commons and One North State) and by an assignment of all of the rents and leases at each of these Properties. See "The Operating Partnership--The REMIC Note and Other Indebtedness."

        The remaining net proceeds from the sale of the Notes will be used to reduce amounts outstanding under the Company's $150 million unsecured line of credit and for other general business purposes of the Operating Partnership, which may include the acquisition of additional shopping centers, the funding of expansions and/or improvements to such shopping centers or to shopping centers already owned by the Operating Partnership, and/or the funding of selective development of new shopping centers. Outstanding borrowings under the line of credit bear interest at a variable rate, depending upon the rating assigned by recognized rating agencies, which rate is currently 1.375% over LIBOR. Total debt outstanding as of June 30, 1997 amounted to $193,268,000, of which $128,868,000 was secured by various of the Properties. As of June 30, 1997, approximately 42% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 34% were encumbered specifically by the REMIC Note. As of September 30, 1997, there was $121,800,000 outstanding under the line of credit.


                                 CAPITALIZATION

        The following table sets forth the capitalization of the Operating Partnership on an historical basis as of June 30, 1997, and for the Operating Partnership as adjusted to give effect to the issuance and sale of the Notes and application of the net proceeds therefrom. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the selected financial information presented elsewhere in this Prospectus Supplement and the Consolidated Financial Statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                                                    JUNE 30, 1997
                                                                             ----------------------------
                                                                             HISTORICAL       AS ADJUSTED
                                                                             ----------       -----------
                                                                                   (IN THOUSANDS)
DEBT:
    Unsecured Credit Facility..........................................      $  64,400            $19,265
    Mortgage Notes Payable.............................................        128,868             28,651
    Notes due 2004.....................................................                            50,000
    Notes due 2007.....................................................                           100,000
                                                                             ---------           --------

       Total Debt......................................................        193,268            197,916
                                                                             ---------           --------

PARTNER'S CAPITAL:
Operating Partnership Units--22,268,676 issued and outstanding..........
    General partner--outstanding 21,676,375.............................       290,045            286,332
    Limited partners--outstanding 592,301...............................         7,925              7,823
                                                                             ---------           --------

       Total partner's capital.........................................        297,970            294,155
                                                                             ---------           --------

       Total capitalization............................................       $491,238           $492,071
                                                                             =========           ========

                             SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated financial data for the Operating Partnership and is qualified by, and should be read in conjunction with, the information included under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements" included in the Operating Partnership's registration statement on Form 10 incorporated herein by reference. In the opinion of Management, the consolidated historical financial information of the Operating Partnership for the six months ended June 30, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                      Six Months Ended June 30,
                                                              (unaudited)                   Years Ended December 31,
                                                   --------------------------------     ---------------------------------
                                                               Historical
                                                        1997               1996              1996             1995
                                                        ----               ----              ----             ----
                                                                          (Thousands of dollars, except per share data)
Rental income                                       $  45,889        $     33,201        $  77,512        $   36,405

Other income                                              642                 555            1,327               167

Expenses                                               33,689              26,533           60,184            27,711
                                                    ---------        ------------        ---------        ----------
Income before gain on sale and provision
   for loss on real estate investments                 12,842               7,223           18,655             8,861

Gain on sale of property                                3,073               9,379            9,379                --

Provision for loss on real estate investment           (1,300)                 --               --                --
                                                    ---------        ------------        ---------        ----------
Income before allocation to minority interest          14,615              16,602           28,034             8,861

Income allocated to minority interest                     (46)                (29)             (78)               --
                                                    ---------        ------------        ---------        ----------
Net income                                          $  14,569        $     16,573        $  27,956        $    8,861
                                                    =========        ============        =========        ==========

Total assets at end of period                       $ 512,980        $    491,692        $ 502,284        $  180,545
                                                    =========        ============        =========        ==========
Mortgage and bank loans payable
   at end of period                                 $ 193,268        $    220,638        $ 188,894        $   39,394
                                                    =========        ============        =========        ==========
Per Unit:

   Net income                                       $    0.65        $       1.04        $    1.56        $     0.90

   Distributions                                    $    0.67        $       0.64        $    1.34        $     1.37

Weighted average units outstanding                 22,260,759          15,914,362       17,932,769         9,863,767


                                                                Years Ended December 31,
                                                     --------------------------------------------
                                                      Historical
                                                          1994            1993             1992
                                                          ----            ----             ----
                                                     (Thousands of dollars, except per share data)

Rental income                                         $    32,875       $ 22,875       $   11,839

Other income                                                  112            594              308

Expenses                                                   24,877         17,550           11,175
                                                      -----------       --------       ----------
Income before gain on sale and provision
   for loss on real estate investments                      8,110          5,919              972

Gain on sale of property                                      983             --               --

Provision for loss on real estate investment                   --             --               --
                                                      -----------       --------       ----------
Income before allocation to minority interest               9,093          5,919              972

Income allocated to minority interest                          --             --               --
                                                      -----------       --------       ----------
Net income                                            $     9,093       $  5,919       $      972
                                                      ===========       ========       ==========

Total assets at end of period                         $166,579          $127,931       $   93,326
                                                      ===========       ========       ==========
Mortgage and bank loans payable
   at end of period                                   $    66,748       $ 29,317       $   44,085
                                                      ===========       ========       ==========
Per Unit:

   Net income                                         $      1.11       $   0.88       $     0.49

   Distributions                                      $      1.35       $   1.29       $     1.24

Weighted average units outstanding                      8,191,831      6,715,813        1,972,054

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         LIQUIDITY AND CAPITAL RESOURCES

GENERAL

        The Operating Partnership believes that improving its financial flexibility will position the Operating Partnership for future growth, allowing it to take advantage of acquisition, renovation and expansion opportunities. The Operating Partnership further considers its liquidity and ability to generate cash from operating and from financing activities to be sufficient, and expects them to continue to be sufficient, to meet its operating expense, debt service, distribution requirements and acquisition opportunities for the foreseeable future. Due to the capital intensive nature of real estate in general, the avenues available for raising capital, as well as the mix of debt and equity, are a critical component in the ability of the Operating Partnership to continue to grow.

        The Operating Partnership funds operating expenses and distributions primarily from operating cash flows, although its bank line of credit may also be used for these purposes. The Operating Partnership and the Company may each borrow under the bank line of credit and are jointly and severally liable for all obligations thereunder. The Operating Partnership funds acquisitions and capital expenditures primarily from the line of credit and, to a lesser extent, operating cash flows, as well as through the issuance of LP Units. The Operating Partnership may also acquire properties through capital contributions by the Company of proceeds from the issuance by the Company of additional securities. In addition, three properties which no longer fit the Operating Partnership's strategic focus were held for sale. The Operating Partnership may also dispose of other properties which it no longer considers to be core properties, reinvesting the proceeds from such dispositions in properties with better growth potential and that are more consistent with the Operating Partnership's strategic focus. In addition, the Operating Partnership may acquire partial interests in real estate assets through participation in joint venture transactions.

        As of June 30, 1997, financial liquidity was provided by approximately $3,579,000 in cash and cash equivalents and by the Operating Partnership's unused balance on the line of credit of $85,600,000. In addition, the Company has effective "universal shelf" registration statements under which the Company may issue up to $234,460,000 in equity securities, making such capital available to the Operating Partnership. Equity securities may be issued from the universal shelf registration from time to time when the Company determines that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable. The Company is obligated to contribute any net proceeds from the issuance of such securities to the Operating Partnership, and the Operating Partnership is obligated to issue to the Company an equivalent number of GP Units having economic terms comparable to the securities issued by the Company.

        The mortgage debt outstanding at June 30, 1997 consisted of fixed-rate notes totaling $128,868,000 with a weighted average interest rate of 7.58% maturing at various dates through 2008. Short term liquidity represents debt service requirements due within one year. Scheduled principal amortization of mortgage debt totaled $320,000 during the six months ended June 30, 1997, with another $302,000 scheduled principal payments due for the remainder of the year. During the year ending December 31, 1998, scheduled principal payments of approximately $536,000 are due. Additionally, in September 1998, approximately $10,011,000, with an interest rate of 9.875% is scheduled to mature. Management currently expects to fund such debt service requirements with operating cash flow and the line of credit.

        The Operating Partnership focuses its investment activities on community and neighborhood shopping centers primarily in the Midwestern United States anchored by regional and national grocery store chains. The Operating Partnership will continue to seek acquisition opportunities of individual properties and property portfolios and of private and public real estate entities in both primary and secondary Midwestern markets where management can utilize its extensive experience in shopping center renovation, expansion, re-leasing and re-merchandising to achieve long-term cash flow growth and favorable investment returns.

OPERATING ACTIVITIES

        Net cash flows provided by operating activities increased to $19,536,000 during the six months ended June 30, 1997 from $14,952,000 during the same period in 1996, and to $32,261,000 during the year ended December 31, 1996, from $13,163,000 during the year ended December 31, 1995 and $11,343,000 in 1994.
These increases were due primarily to the growth of the Operating Partnership's Portfolio.

        Funds from operations ("FFO") increased $7,435,000 or 58% during the six month period ended June 30, 1997 to $20,266,000 from $12,831,000 during the six months ended June 30, 1996, and $15,400,000 or 98% during the year ended December 31, 1996, from $15,679,000 in the year ended December 31, 1995 to $31,079,000 in the year ended December 31, 1996. FFO increased by $2,831,000 or 22% during 1995 from $12,848,000 in 1994. The Operating Partnership generally considers FFO to be a relevant and meaningful supplemental measure of the performance of an equity REIT because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on generally accepted accounting principles which gives effect to non-cash items such as depreciation. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and as followed by the Operating Partnership, represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization. In computing FFO, the Operating Partnership does not add back to net income the amortization of costs incurred in connection with the Operating Partnership's financing activities or depreciation of non-real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to cash flow as a measure of liquidity or as a measure of cash made available to investors. Reference is made to the consolidated statements of cash flows, which has been prepared in accordance with generally accepted accounting principles, to obtain an understanding of the cash made available to fund cash flow requirements. Since the definition of FFO is a guideline, computation of FFO may vary from one REIT (and/or its operating partnership) to another. FFO is not necessarily indicative of cash available to fund cash needs.

INVESTING ACTIVITIES

        Net cash flows from investing activities decreased to a net use of cash of $8,877,000 during the six months ended June 30, 1997 from a net use of cash of $1,920,000 in the same period of 1996, and to $16,715,000 during the year ended December 31, 1996, from a net use of cash of $9,953,000 in 1995 and a net use of cash of $33,653,000 in 1994.

        During 1996 and 1995, the Company completed two corporate acquisitions through the issuance of a total of 7,753,157 shares of the Company's Common Stock. The first acquisition, completed in January 1995, was the acquisition of the real estate investment trust advisory business of its former advisor, thereby enabling the Company and thus the Operating Partnership to become self-administered. The acquisition was completed through the issuance of 325,000 shares of Common Stock of the Company to the owners of the former advisor. The business, consisting of a nominal amount of office equipment and information systems, was contributed to the Operating Partnership. Additionally, the employees of the advisory business became employees of Bradley.

        On March 15, 1996, the Company closed the Tucker Acquisition. The acquisition was completed through the issuance of 7.4 million shares of Common Stock of the Company valued at $13.96 per share, the payment of certain transaction costs and the assumption of all of Tucker's liabilities, including the $100,000,000 REMIC Note discussed below. The acquisition was structured as a tax-free transaction, and was accounted for using the purchase method of accounting. Tucker held title to all of its properties through two partnerships--eight properties through TOP, in which Tucker had a 95.9% general partnership interest, and six properties through TFP, a general partnership of which TOP owned 99% and a wholly owned Tucker corporate subsidiary owned the remaining 1%. In August 1997, the Company contributed its interests in 18 properties it held directly to the Operating Partnership. The Operating Partnership therefore succeeds Bradley as the entity through which the Company will expand its ownership and operation of properties primarily located in the Midwestern region of the country.

        In addition to the Tucker Acquisition, during 1996, the Operating Partnership spent approximately $25,989,000 on property acquisitions and capital improvements. Of that amount, approximately $18,012,000 was spent on property acquisitions, approximately $7,310,000 on tenant specific capital improvements and approximately $667,000 for other property improvements. As of June 30, 1997, the Operating Partnership had commitments of approximately $2,500,000 for new tenants at Westview center and Grandview Plaza.

        Throughout 1996 and 1995, in addition to the Tucker Acquisition, the Operating Partnership acquired three shopping centers in separate transactions at an aggregate cost of approximately $23,261,000. The first property was acquired for $9,100,000 with cash drawn from the Operating Partnership's line of credit. The second property acquisition was structured as a "like-kind" exchange for federal income tax purposes, whereby proceeds of $12,900,000 from the sale of a ground lease were partially exchanged for a shopping center costing $8,900,000. The excess cash proceeds from the sale were used to pay-down the line of credit. The third property was acquired for approximately $5,261,000 with financing provided by the assumption of $2,094,000 in debt and the capital contribution from the Company resulting from cash proceeds from the issuance of 182,500 shares of Common Stock in a privately negotiated transaction.

        During the first half of 1997, the Operating Partnership acquired five shopping centers in separate transactions for a total purchase price of approximately $26.5 million and sold one property that had been held for sale for a net sales price of approximately $11.3 million. Subsequent to June 30, 1997, the Operating Partnership completed the acquisition of a portfolio of five shopping centers located in Illinois and Iowa for approximately $28.8 million and four additional shopping centers located in Indiana, Iowa, Wisconsin and Missouri in separate transactions for approximately $40.3 million. Also subsequent to June 30, 1997, the Operating Partnership sold one property.

FINANCING ACTIVITIES

        Net cash flows provided by financing activities declined to a net use of cash of $14,542,000 during the six moths ended June 30, 1997 from a net use of cash of $9,770,000 during the same period in 1996, and to a net use of cash of $8,781,000 during the year ended December 31, 1996 from a net use of cash of $2,706,000 during 1995 and a source of cash of $21,553,000 in 1994.
Distributions (treated as a reduction in cash flows from financing activities in the accompanying financial statements) were $14,974,000 during the six months ended June 30, 1997, $10,232,000 during the six months ended June 30, 1996, and $24,004,000, $13,528,000 and $11,034,000 during the years ended December 31,
1996, 1995 and 1994, respectively.

        During 1996 and 1995, the Company completed two public offerings under the Company's "shelf" registration statement, issuing a total of 5,375,000 shares of Common Stock raising a total of approximately $82,300,000 after offering costs. Net proceeds from the 1996 and 1995 public offerings (the "November 1996 Offering" and the "July 1995 Offering") of approximately $44,900,000 and $37,400,000, respectively, were contributed to the Operating Partnership and were applied principally to pay-down outstanding borrowings under the applicable bank lines of credit that had been incurred, and mortgage notes that had been assumed, in connection with the purchase of certain properties.

        On March 15, 1996, concurrently with the Tucker Acquisition, the Operating Partnership entered into a new $150,000,000 unsecured revolving bank line of credit facility with The First National Bank of Boston and other banks, replacing the previous $65,000,000 line of credit that had been secured by a blanket mortgage on six properties. The new line was at an interest rate equal to the lower of the bank's base rate or 1.75% over LIBOR. Additionally, the facility stipulated a commitment fee ranging from 0.125% to 0.250% per annum of the unfunded line of credit balance depending on the outstanding balance during a calendar quarter. The rates available under the line would become more favorable in the event certain loan-to-value tests were met or the Operating Partnership received an investment grade unsecured debt rating. The Operating Partnership entered into interest rate protection agreements with respect to $100,000,000 of the potential borrowings under the line of credit. In addition to replacing outstanding borrowings under Bradley's and Tucker's previously outstanding secured lines of credit, the facility is available for the acquisition, development, renovation and expansion of new and existing properties, and for other working capital purposes.

        The line of credit contains certain financial and operational covenants that, among other provisions, limit the amount of secured and unsecured indebtedness the Operating Partnership may have outstanding at any time, and provide for the maintenance of certain financial tests including minimum net worth and debt service coverage requirements. The Operating Partnership believes it is currently in compliance and was in compliance with such covenants during 1996 and that such covenants will not adversely affect the Operating Partnership's business or the operation of its properties.

        In March 1997, the Operating Partnership amended the line of credit facility, extending the maturity date to March 15, 1999, and reducing the interest rate to the lower of the bank's base rate or 1.50% over LIBOR. The amended line of credit agreement also provides more flexible covenants compared with the previous agreement. The Operating Partnership expects to be able to refinance the line of credit when due, although there can be no assurance that refinancing terms at the time of maturity will be favorable.

        In August 1997, Standard & Poor's Investment Services, a national credit rating agency, announced that it assigned an investment grade corporate credit rating of "BBB-" to the Operating Partnership. As a result, the interest rate on the line of credit was further reduced to the lower of the bank's base rate or 1.375% over LIBOR, in accordance with the line of credit agreement, representing a decrease in the interest margin on the line of credit of 0.375% from the rate in effect at December 31, 1996.

        Financings for the five shopping center acquisitions completed during the first half of 1997 included $17,500,000 in cash provided by the line of credit, the assumption of a $3,800,000 non-recourse mortgage note, and $5,200,000 via the issuance of 281,300 LP Units to the former owners of a shopping center. Financing for the nine properties acquired subsequent to June 30, 1997 included $60,000,000 drawn from the line of credit (including amounts used to pay-off at closing an assumed $6,900,000 non-recourse mortgage) and $9,000,000 through the issuance of 478,619 LP Units to the former owners of a shopping center. Net proceeds of approximately $17,200,000 in the aggregate from the sale of a shopping center during the first half of 1997, and from the sale of another shopping center subsequent to June 30, 1997, were used to pay-down the line of credit.

CAPITAL STRATEGY

        The Tucker liabilities assumed included a $100,000,000 mortgage note issued by TFP, secured by the six properties it held. As of June 30, 1997, approximately 42% of the Operating Partnership's assets were encumbered by mortgage indebtedness, of which approximately 34% were encumbered specifically by the REMIC Note. The note had been issued to an entity qualifying as a real estate mortgage investment conduit (REMIC) for federal income tax purposes. The REMIC Note has a fixed, 7.3% rate of interest, with an effective rate of 7.23%, matures in September 2000 and becomes prepayable, upon payment of a significant prepayment premium, in October 1997. The investment grade rating received from Standard & Poor's provides the Operating Partnership with the ability to issue fixed-rate unsecured debt. In anticipation of issuing such debt to prepay a portion or all of the REMIC Note and possibly to pay-down additional debt, the Operating Partnership has entered into two forward Treasury Note purchase agreements with third parties in order partially to hedge the interest rate. Management believes that the bank line of credit, as well as the current value of the Operating Partnership's assets, provide the Operating Partnership with the necessary flexibility to refinance the REMIC Note, as well as its other debt obligations when due, although there can be no assurance that refinancing terms at the time of maturity will be favorable.

        Management believes that the Company's recent growth has enhanced its and the Operating Partnership's ability to raise further capital in the public markets, providing an additional source of capital for the Operating Partnership and, as indicated above, the Company has positioned itself to take advantage of favorable opportunities by increasing the dollar amount of securities that it may issue pursuant to "universal shelf" registration statements, and by obtaining an investment grade corporate rating for the Operating Partnership. While the public capital markets have generally been favorable for selected REITs during the past few years, there can be no assurance either that the public markets will remain receptive to providing new capital to REITs and their operating partnerships or that the terms upon which the Company and the Operating Partnership may be able to raise funds will be attractive or favorable to them or to their share owners and partners.

        In addition, management from time to time identifies Properties in the Portfolio that no longer are consistent with current operating focus or for which a purchase offer is received that management believes should be accepted to provide funds that may immediately or eventually be invested in properties with potential for a better return. During 1997, the Operating Partnership and the Company have sold two properties for an aggregate sales price of $17.2 million; and three properties are currently held for sale.

                              RESULTS OF OPERATIONS

JUNE 30, 1997 COMPARED TO JUNE 30, 1996

        During the first six months of 1997, the Operating Partnership (including the Predecessor Business) acquired five shopping centers in separate transactions for a total purchase price of approximately $26.5 million, and sold one shopping center that had been held for sale for a net sales price of approximately $11.3 million. During the year ended December 31, 1996, the Operating Partnership acquired sixteen properties, including fourteen properties upon the Tucker Acquisition, and sold its interest in a ground lease. For the six months ended June 30, 1997, net income was $14.6 million, or $0.65 per Unit, compared with $16.6 million, or $1.04 per Unit, for the six months ended June 30, 1996. Net income for the six months ended June 30, 1997, includes a $3.1 million gain on sale of property and a $1.3 million provision for loss on real estate investment. Net income for the six months ended June 30, 1996, includes a $9.4 million gain on sale of property. Weighted average Units outstanding for the six-month period were 22,260,759 compared with 15,914,362 in the prior-year period. The increased number of Units outstanding was due primarily to the 2,875,000 share November 1996 Offering which net proceeds were contributed to the Operating Partnership in exchange for an equivalent number of GP Units, and the issuance of 7,428,157 GP Units to the Company in connection with the Tucker Acquisition on March 15, 1996.

ACQUISITION AND DISPOSITION ACTIVITIES


ACQUISITIONS                                                                                   DATE
------------                                                                                   ----
Tucker (14 properties).......................................................             March 15, 1996
Brookdale Square.............................................................             March 26, 1996
Santa Fe Square..............................................................           December 27, 1996
Roseville Center.............................................................            January 1, 1997
Martin's Bittersweet Plaza...................................................            January 1, 1997
Warren Plaza.................................................................            January 21, 1997
Spring Village...............................................................             April 28, 1997
Davenport Retail.............................................................             June 19, 1997

DISPOSITIONS                                                                                   DATE
------------                                                                                   ----
Nicollet Avenue ground lease.................................................             March 26, 1996
Hood Commons.................................................................             March 13, 1997

Property Specific Revenues And Expenses (in thousands of dollars)


                                            SIX MONTHS ENDED                                    PROPERTIES
                                                 JUNE 30                         ACQUISITIONS    HELD BOTH
                                                                    DIFFERENCE   /                 YEARS
                                                                                 DISPOSITIONS
                                           1997          1996
                                           ----          ----
Rental income..................          $ 45,889      $ 33,201      $ 12,688      $ 11,947       $  741
Operations, maintenance and
  management...................             6,999         5,792         1,207         1,859         (652)
Real estate taxes..............             9,627         7,688         1,939         1,842           97
Depreciation and
  amortization.................             7,855         5,976         1,879         1,654          225

Results Attributable to Acquisition and Disposition Activities

         Rental income increased from $33,201,000 in the first half of 1996 to $45,889,000 in the first half of 1997. Approximately $12,782,000 of the increase was attributable to the Operating Partnership's acquisition activities, partially offset by $835,000 attributable to disposition activities.

         Operations, maintenance and management expense increased from $5,792,000 in the first half of 1996 to $6,999,000 in the first half of 1997. Operations, maintenance and management expenses incurred for properties acquired during the six month period, net of such expenses eliminated for properties disposed, of $1,859,000 were partially offset by a decrease of $652,000 in such expenses for properties held both years.

         Real estate taxes increased from $7,688,000 in the first half of 1996 to $9,627,000 in the first half of 1997. Substantially all of the increase was attributable to the Operating Partnership's acquisition activities.

         Depreciation and amortization increased from $5,976,000 in the first half of 1996 to $7,855,000 in the first half of 1997. Approximately $1,865,000 of the increase was attributable to the Operating Partnership's acquisition activities, partially offset by $211,000 attributable to disposition activities.

Results for Properties Fully Operating Throughout Both Periods

         The remaining increase in rental income for the six month period ended June 30, 1997, of $741,000 represented an increase of 4.5% over the first half of 1996. The positive variance was primarily due to an increase at Har Mar Mall resulting from successful leasing activity during the second half of 1996, where leases were signed for approximately 26,000 square feet, or 6% of the center. Decreases in rental income at Westview Center due to a lower occupancy and at Grandview Plaza due to the vacancy of JC Penney in 1996 were offset by an increase at Rivercrest Center due to an increase in average occupancy during the first half of 1997 compared with the first half of 1996. During the second quarter of 1997, the Operating Partnership signed a new lease with OfficeMax for 30,000 square feet at Grandview Plaza, which is expected to commence early in the first quarter of 1998. A new lease for 55,000 square feet with Waccamaw Pottery at Westview Center is expected to contribute to increased rental income in the fourth quarter of 1997, and a new lease with JC Penney Homestore for 55,000 square feet at the Commons of Chicago Ridge is expected to contribute to increased rental income in the third quarter of 1997.

         The remaining decreases in operations, maintenance and management expense of $652,000, or 20%, from the first half of 1996 were primarily attributable to cost savings resulting from the completion in the second quarter of 1996 of the internalization of the property management function for the properties located in the Midwest, including a decrease in bad debt expense for such properties.

         The remaining increase in depreciation and amortization of $225,000 for the six month period ended June 30, 1997, compared with the same period in 1996, was primarily a result of new construction and leasing at White Bear Hills, Har Mar Mall and Burning Tree Plaza as well as new tenancies at various other locations.

Non-Property Specific Expenses

         Mortgage and other interest expense increased to $7,231,000 for the six months ended June 30, 1997, from $5,554,000 during the same period in 1996. Debt assumed in the Tucker Acquisition on March 15, 1996, consisting primarily of the $100 million REMIC mortgage note secured by six of the acquired Tucker properties, accounted for $1,715,000 of the increase. Additionally, mortgage interest expense on the mortgage note assumed upon the acquisition of Martin's Bittersweet Plaza in January 1997 contributed to an increase of approximately $171,000 during the first half of 1997 compared with the first half of 1996. A lower weighted average outstanding balance on the line of credit, primarily resulting from the application of proceeds from the November 1996 Offering resulted in a decrease in interest expense of $195,000 for the six month period ended June 30, 1997, compared with the same period in 1996. The Operating Partnership's weighted average interest rate for the six months ended June 30, 1997 was 7.67%.

         Administrative and general expense increased from $1,179,000 during the six months ended June 30, 1996, to $1,977,000 during the six months ended June 30, 1997. Although the Tucker Acquisition created substantial operating efficiencies, following the acquisition the Operating Partnership reorganized its internal operations to function by disciplines rather than geography. The reorganization included the addition of executive management for leasing, asset management and acquisition activities, mostly during the second half of 1996. In addition, the acquisition of fifteen properties since June 30, 1996 has required an increase in personnel to manage the additional workload. As a result of the aforementioned reorganization and acquisition activity, the number of employees has increased, resulting in an increase in payroll costs.

         During the first half of 1997, the Operating Partnership recorded a provision for loss on its investment in Meadows Town Mall, located in Rolling Meadows, Illinois. While undertaking a redevelopment plan for the center, the Company received an unsolicited offer from a prospective purchaser of the property. Management accepted the offer with the intention of redeploying proceeds from the sale to the acquisition of another property or properties. The provision of $1,300,000 represents the difference between the sales price, net of closing costs, and the carrying value of the property. The property was reclassified as held for sale on July 1, 1997. The sale was completed on August 8, 1997 for a net sales price of $5.9 million.

         During the first half of 1996, the Operating Partnership incurred a charge of $344,000 consisting of deferred financing costs related to Bradley's former bank line of credit and certain deferred acquisition costs related to acquisitions which Bradley chose not to pursue due to the efforts required to finalize the Tucker Acquisition.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Securities" set forth in the accompanying Prospectus under "Description of Debt Securities," to which reference is hereby made. Unless otherwise defined in this Prospectus Supplement, capitalized terms used under "Description of Notes" have the meaning set forth in the Indenture.

GENERAL

         The 2004 Notes and the 2007 Notes each constitute a separate series of Senior Securities (which are more fully described in the accompanying Prospectus) to be issued under an indenture, dated as of ______, 1997 (the "Indenture") between the Operating Partnership and LaSalle National Bank, N.A. (the "Trustee"). The form of the Indenture has been filed as an exhibit to (or incorporated by reference to) the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder are summaries of the material provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Notes. All section references appearing herein are to sections of the Indenture and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

         The 2004 Notes will be limited to an aggregate principal amount of $50,000,000 and the 2007 Notes will be limited to an aggregate principal amount of $100,000,000. The Notes will be direct, senior unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to Indebtedness and other liabilities of any Subsidiaries (as defined below) which may be formed by the Operating Partnership in the future. Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly-held Properties. In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any general partner or limited partner of the Operating Partnership for the repayment of the Notes.

         As of __________, 1997, on a pro forma basis after giving effect to the offering of the Notes hereby, the Operating Partnership would have had approximately $______ of indebtedness, of which approximately $_____ would have been secured by ____ of the Properties. The Operating Partnership may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain Covenants--Limitations on Incurrence of Indebtedness."

         The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

         The 2004 Notes will bear interest at ______% per annum and will mature on ______, 2004. The 2007 Notes will bear interest at ______% per annum and will mature on ______, 2007. The Notes will bear interest from ________, 1997 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on _________ and ________ of each year, commencing _________, 1998 (each, an "Interest Payment Date") and on the applicable Maturity Date, to the Persons in whose name the Notes are registered in the Security Register on the preceding _______ or ________ (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the City of New York are not required or authorized or required by law, regulation or executive order to close.

         The principal of and interest on the Notes will be payable at the corporate trust office of the agent of ________ (the "Paying Agent") in the City of _________, ___________, initially located at ___________, provided that at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

         The Notes may be redeemed at any time at the option and in the sole discretion of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

         If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Note will be to receive payment of the Redemption Price.

         Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by each Holder to be redeemed.

         If less than all the Notes are to be redeemed at the option and in the sole discretion of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the giving of the redemption notice (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select not more than 60 days prior to the redemption date, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

         As used herein:

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any 2004 Note or 2007 Note, as the case may be, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment, over (ii) the aggregate principal amount of the respective Notes being redeemed or paid. For purposes of the Indenture, all references to any "premium" on the Notes shall be deemed to refer to any Make-Whole Amount, unless the context otherwise requires.

         "Reinvestment Rate" means 0.25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

CERTAIN COVENANTS

         Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and
(ii) the purchase price of any real estate assets or mortgages receivable acquired since the end of the most recent calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness less (iii) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

         In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired since the end of the most recent calendar quarter, and (iii) the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness less (iii) the decrease, if any, in the Total Assets of the Operating Partnership and its Subsidiaries since the end of such quarter.

         The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis.

         In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

         Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date (i) if the Operating Partnership is not then subject to such Section 13 or 15(d), transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections, (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

         Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the 2004 Notes or the 2007 Notes, as the case may be (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all of the outstanding 2004 Notes or 2007 Notes, as the case may be, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

         As used herein, and in the Indenture:

         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Annual Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

         "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which is the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except, any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,
(iv) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, or
(vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

         "Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

         See "Description of Notes--Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

EVENTS OF DEFAULT

         The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the Payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or Make-Whole Amount, if any, on) any Notes when due and payable; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable price to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess $10,000,000 for a period of 30 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization, on court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary. The Term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act. If an Event of Default specified in clause (f) above, relating to the Operating Partnership or any Significant Subsidiary occurs, the principal amount of and the Make-Whole Amount on, all outstanding Notes shall become due and payable without any declaration or other act on the part of the Trustee or o the Holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Notes--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under "--Certain Covenants" herein and "Description of Notes--Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

         The provisions described under "Description of Debt Securities--Global Securities" in the accompanying Prospectus will apply to the Notes.

         The Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

         Upon the issuance of a Global Note, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Notes represented by such Global Note to the accounts of persons that have accounts with DTC ("Participants"). Such account shall be designated by the underwriters, dealers or agents with respect to the Notes. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer any beneficial interest in a Global Note.

         So long as DTC or its nominee is the registered owner of such Global Note, DTC or its nominee, as the case may be, will be considered the sole owner to holder of the Notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interest in a Global Note will not be entitled to have any of the individual Notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of and any interest on, individual Notes represented by a Global Note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. None of the Operating Partnership, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Operating Partnership expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Note representing any Notes, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Operating Partnership also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

         If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Operating Partnership within 90 days, the Operating Partnership will issue individual Notes in exchange for the Global Note or Notes representing the Notes. In addition, the Operating Partnership may, at any time and in its sole discretion, determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Notes in exchange for the Global Note or Notes representing the Notes. Individual Notes so issued will be issued in denominations unless otherwise specified by the Operating Partnership, of $1,000 and integral multiples thereof.

         DTC has advised the Operating Partnership of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking law, a member of the federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilities the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Operating Partnership in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

GOVERNING LAW

         The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY OR RECOURSE

         No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, or for any claim based thereon or otherwise in respect thereof, shall be had (i) against the Company, or any other past, present or future partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of the Operating Partnership, or (iii) against any past, present or future stockholder, employee, officer or director, as such, of the Company or any successor, either directly or through the Operating Partnership or the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder of Notes waives and releases all such liability by accepting such Notes. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

         Subject to the terms and the conditions in the underwriting agreement dated as of November __, 1997 (the "Underwriting Agreement") by and among the Company and the underwriters named below (the "Underwriters"), the Operating Partnership has agreed to sell to each of the Underwriters named below, for whom PaineWebber Incorporated and _______________ are acting as representatives, and each of such Underwriters has agreed severally to purchase from the Operating Partnership the respective principal amount of Notes set forth opposite its name below:

                                                      PRINCIPAL AMOUNT                   PRINCIPAL AMOUNT
UNDERWRITER                                             OF 2004 NOTES                      OF 2007 NOTES
-----------                                          -------------------                ----------------
PaineWebber Incorporated.........................          $  _________                      $  __________

     Total.......................................          $ 50,000,000                      $ 100,000,000
                                                             ==========                        ===========

        The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase all Notes offered hereby if any of such Notes are purchased.

        The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of (i) ______% of the principal amount in the case of the 2004 Notes, and (ii) _____% of the principal amount in the case of the 2007 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of (i) ____% of the principal amount in the case of the 2004 Notes, and (ii) _____% of the principal amount in the case of the 2007 Notes to certain other dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be changed.

        Each series of Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

        The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

        Until the distribution of the Notes is completed, the rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. In addition, if the Underwriters create a short position in the Notes in connection with this offering (i.e., they sell more Notes than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce the short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither the Operating Partnership nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Notes. In addition, neither the Operating Partnership nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        In the ordinary course of its business, PaineWebber Incorporated and its affiliates have engaged and may in the future engage in investment banking, financial advisory and other transactions with the Company and the Operating Partnership for which customary compensation has been, and will be, received.


                                  LEGAL MATTERS

        Certain legal matters, including the legality of the Notes, will be passed upon for the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company, the general partner and is the beneficial owner of approximately 9,000 shares of Common Stock of the Company. Certain legal matters for the Underwriters will be passed upon by Rogers & Wells, New York, New York.